EXHIBIT 5

February 7, 2012

Superior Energy Services, Inc.

601 Poydras Street, Suite 2400

New Orleans, Louisiana 70130

Ladies and Gentlemen:

We have acted as counsel to Superior Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Post-Effective Amendment No. 1 on Form S-8 to Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to registration under the Securities Act of 1933 of 8,386,533 shares of Common Stock of the Company, $0.001 par value per share (the “Common Stock”). 3,345,585 shares of Common Stock are to be issued under the Complete Production Services, Inc. Amended and Restated 2001 Stock Incentive Plan, as amended, the Complete Energy Services, Inc. 2003 Stock Incentive Plan, as amended, the I.E. Miller Services, Inc. 2004 Stock Incentive Plan, the Pumpco Services, Inc. 2005 Stock Incentive Plan, and the Complete Production Services, Inc. 2008 Incentive Award Plan, as amended (collectively, the “CPX Plans”) and 5,040,948 of Common Stock are to be available to be issued for future grant under the Complete Production Services, Inc. 2008 Incentive Award Plan, as amended by Amendment No. 1 (the “2008 Plan”). Certain outstanding awards under the CPX Plans have been assumed by the Company subject to appropriate adjustments in connection with the merger of a wholly owned subsidiary of the Company with and into Complete Production Services, Inc. Additionally, the Company assumed the shares remaining available for grant under the 2008 Plan, to be used for future grant by the Company.

We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates we have reviewed.

Based upon the foregoing, we are of the opinion that the shares of Common Stock to be issued by the Company pursuant to the converted awards under the CPX Plans and future grants made under the 2008 Plan after the filing of this Registration Statement are validly authorized shares of Common Stock and, when issued in accordance with the provisions of the Plan, will be legally issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE, L.L.P.

JONES, WALKER, WAECHTER, POITEVENT, CARRÈRE & DENÈGRE L.L.P.

201 ST. CHARLES AVENUE ¡ NEW ORLEANS, LOUISIANA 70170-5100 ¡ 504-582-8000 ¡ FAX 504-582-8583 ¡ E-MAIL info@joneswalker.com ¡ www.joneswalker.com ALABAMA ARIZONA DISTRICT OF COLUMBIA FLORIDA GEORGIA LOUISIANA TEXAS